Exhibit 11
                         The Pepsi Bottling Group, Inc.
               Computation of Basic and Diluted Earnings Per Share
                      (in millions, except per share data)

                                                             12-weeks Ended                36-weeks Ended
                                                             --------------                --------------
                                                         September      September     September        September
                                                          6, 2003        7, 2002       6, 2003          7, 2002
                                                         --------        -------       -------          -------
Number of shares on which basic earnings
  per share is based:

  Average outstanding during period................           268            283           273              282
  Add - Incremental shares under stock
    compensation plans.............................             6             11             7               12
                                                            -----          -----         -----            -----

Number of shares in which diluted
  earnings per share is based......................           274            294           280              294

Net earnings applicable to common
   shareholders ...................................         $ 183          $ 178         $ 347            $ 371

Net earnings on which diluted earnings
   per share is based .............................         $ 183          $ 178         $ 347            $ 371

Basic earnings per share...........................         $0.68          $0.63         $1.27            $1.31

Diluted earnings per share.........................         $0.67          $0.61         $1.24            $1.26